Exhibit 99.1

NovaDel Receives Milestone Payment from Velcera, Inc.

Flemington, NJ – August 24, 2009

On August 17, 2009, NovaDel Pharma Inc. (the “Company”) (NYSE AMEX: NVD) received a milestone payment of approximately $150,000 from Velcera, Inc. (“Velcera”) relating to its License and Development Agreement with Velcera dated June 22, 2004 (the “Agreement”). The Agreement provides Velcera with a license to develop and commercialize animal health products using the Company’s buccal spray delivery technology. Steve Ratoff, the Company’s CEO, says, “I am very pleased to see one of our partners, Velcera, Inc., continue to move forward on development efforts utilizing NovaDel’s proprietary oral spray technology.”

This milestone payment resulted from Velcera’s recently announced global licensing agreement for the first canine pain management product delivered in a transmucosal mist form. According to Dennis Steadman, CEO of Velcera, “Pet health has been a growth market attracting increased attention thanks in part to its relative insulation from economic downturns and this delivery technology can create pet medicines that provide superior convenience and compliance.”

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (NYSE AMEX: NVD), visit our website at www.novadel.com.

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For more detailed information regarding NovaDel’s 2008 financial results and its product pipeline, please review the Company’s SEC filings on Form 10-Q at the Investor Relations section of www.novadel.com.

CONTACTS:

Steven B. Ratoff

(908) 782-3431 ext. 2650

Chairman and Interim Chief Executive Officer

NovaDel Pharma Inc.

sratoff@novadel.com